News Release

ASCENA RETAIL GROUP, INC. ANNOUNCES HOLIDAY SALES RESULTS;
UPDATES SECOND QUARTER EARNINGS PER SHARE GUIDANCE

MAHWAH, NJ - January 14, 2019 - ascena retail group, Inc. (Nasdaq - ASNA) (the “Company”) today announced sales results for its holiday period, and updated its fiscal 2019 second quarter earnings per share guidance. Holiday comp sales were up 3%, as presented by segment and brand below.

Segment	Comparable Sales
Premium Fashion	12%
Ann Taylor	7%
LOFT	14%

Value Fashion	2%
maurices	2%
dressbarn	3%

Plus Fashion	(8)%
Lane Bryant	(9)%
Catherines	(3)%

Kids Fashion (Justice)	1%

ascena	3%

Results shown for holiday period, defined as the weekend preceding Thanksgiving through New Year’s Day (11/17/18 - 1/1/19)

Quarter-to-date enterprise level comp sales are also up 3%.

David Jaffe, Chief Executive Officer commented, “We are pleased to have delivered enterprise comp sales and margin growth over the holiday period, although we continue to strive for more balanced performance across our brands. Momentum continued at LOFT and Ann Taylor, with strong product acceptance across both brands driving double digit comp sales and margin growth at our Premium segment. We are also pleased with performance at our Value segment, with continued stabilization at maurices, and positive inflection at dressbarn, which delivered high single digit comp sales and margin growth in December.”

Jaffe continued, “These positive developments were offset by performance at our Kids and Plus segments. At our Kids segment, Justice store traffic slowed as we moved through the holiday period, requiring aggressive clearance activity to address its highly seasonal specialty assortment prior to Christmas. And at our Plus segment, we have made substantive changes to the Lane Bryant apparel assortment to address fashion missteps from our prior quarter, and believe we will be better positioned as we move into Spring.”

Jaffe concluded, “While we expect comp sales will be in line with our second quarter guide, elevated clearance activity at our Plus and Kids segments have pressured gross margin rate and as a result, we now expect a loss of 23 to 28 cents per share for the quarter. We are pleased with top-line trends coming out of holiday, and remain focused on building upon this momentum as we head into the Spring season.”

About ascena retail group, inc.

ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,600 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn buchanan@anninc.com

Jennifer Davis
Senior Vice President
(646) 677-1813
Jennifer.Davis@icrinc.com